Exhibit 12.1

                      Boston Edison Company
        Computation of Ratio of Earnings to Fixed Charges
                  Year Ended December 31, 2002
                         (in thousands)



Net income from continuing operations                    $  134,103
Income taxes                                                 92,282
Fixed charges (including securitization certificates)       115,149
   Total                                                 $  341,534
                                                          =========
Interest expense                                         $   95,771
Interest component of rentals                                19,378
   Total                                                 $  115,149
                                                          =========
Ratio of earnings to fixed charges                             2.97
                                                               ====



                                                     Exhibit 12.2

                      Boston Edison Company
        Computation of Ratio of Earnings to Fixed Charges
            and Preferred Stock Dividend Requirements
                  Year Ended December 31, 2002
                         (in thousands)



Net income from continuing operations                   $ 134,103
Income taxes                                               92,282
Fixed charges (including securitization certificates)     115,149
   Total                                                $ 341,534
                                                         ========
Interest expense                                        $  95,771
Interest component of rentals                              19,378
   Subtotal                                               115,149
Preferred stock dividend requirements                       3,309
   Total                                                $ 118,457
                                                         ========
Ratio of earnings to fixed charges                           2.88
                                                             ====
